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Exhibit 1.1

DUKE REALTY CORPORATION
(an Indiana Corporation)

DUKE REALTY LIMITED PARTNERSHIP
(an Indiana Limited Partnership)

5.25% Senior Notes due 2010

TERMS AGREEMENT

Dated: January 9, 2003

To:
Duke Realty Corporation
600 East 96th Street, Suite 100
Indianapolis, IN 46240

Attention:    Chairman of the Board of Directors

Ladies and Gentlemen:

        We (the "Representatives") understand that Duke Realty Limited Partnership, an Indiana limited partnership (the "Operating Partnership"), proposes to issue and sell $175,000,000 aggregate principal amount of its unsecured debt securities (the "Debt Securities") (such Debt Securities being collectively hereinafter referred to as the "Underwritten Securities"). Subject to the terms and conditions set forth or incorporated by reference herein, the underwriters named below (the "Underwriters") offer to purchase, severally and not jointly, the respective numbers of Underwritten Securities (as defined in the Underwriting Agreement referred to below) set forth below opposite their respective names at the purchase price set forth below.

Underwriter	Principal Amount Of Underwritten Securities
Banc of America Securities LLC	$58,334,000
J.P. Morgan Securities Inc.	$58,333,000
Wachovia Securities, Inc.	$58,333,000

Total:	$175,000,000

        The Underwritten Securities shall have the following terms:

Title of securities:    5.25% Senior Notes due 2010.

Currency:    U.S. Dollars.

Principal amount to be issued:    $175,000,000.

Current ratings:    Moody's Investors Service, Inc: Baa1; Standard & Poor's Rating Service: BBB+.

Interest rate:    5.25%.

Interest payment dates:    January 15 and July 15, beginning July 15, 2003.

Stated maturity date:    January 15, 2010.

Redemption or repayment provisions:    The Underwritten Securities may be redeemed at any time at the option of the Operating Partnership, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the Underwritten Securities being redeemed plus accrued interest to the redemption date and (ii) the Make Whole amount, if any, with respect to such Underwritten Securities.

Make Whole Amount:    Treasury Rate (as defined in the Prospectus) plus 25 basis points.

Delayed Delivery Contracts:    Not authorized.

Initial public offering price:    99.337% of the principal amount, plus accrued interest, if any, from the date of issuance.

Purchase price:    98.712% of the principal amount, plus accrued interest, if any, from the date of issuance (payable in same day funds).

Other terms:    The Underwritten Securities shall be in the form of Exhibit A to the Supplemental Indenture, to be dated as of January 16, 2003 between Duke Realty Limited Partnership and Bank One Trust Company, N.A. (as successor to The First National Bank of Chicago).

Closing date and location: January 16, 2003 at the offices of Clifford Chance US LLP, 200 Park Avenue, New York, New York 10166.

        All the provisions contained in the document attached as Annex A hereto entitled "Duke-Weeks Realty Corporation and Duke-Weeks Realty Limited Partnership—Common Stock, Preferred Stock, Depositary Shares and Debt Securities—Underwriting Agreement", as amended below, are incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Terms defined in such document are used herein as therein defined.

        The Underwriting Agreement attached hereto as Annex A applies in its entirety except that:

        (1)    any reference therein to Merrill Lynch shall be deemed references to J.P. Morgan Securities Inc., Banc of America Securities LLC and Wachovia Securities, Inc.; and

        (2)    Section 9(a) of the Underwriting Agreement shall be amended and restated in its entirety as follows:

          "(a) The Representatives may terminate the applicable Terms Agreement, by notice to the Company, at any time at or prior to Closing Time (i) if there has been, since the date of such Terms Agreement or since the respective dates as of which information is given in the Prospectus, any material adverse change, affecting the Duke Group as a whole, in the condition, financial or otherwise, or in the earnings, assets, business affairs or business prospects of any entity belonging to the Duke Group or of any Property, whether or not arising in the ordinary course of business; or (ii) if there has occurred any material adverse change in the financial markets in the United States, or any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic condition, in each case the effect of which is such as to make it, in judgement of the Representatives, impracticable or inadvisable to (x) commence or continue the offering of Underwritten Securities to the public, or (y) enforce contracts for the sale of the Underwritten Securities; or (iii) if trading in the Common Stock has been suspended by the Commission or if trading generally on either the New York Stock Exchange or the American Stock Exchange has been suspended, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices for securities have been required, by either of said Exchanges or by order of the Commission or any other governmental authority, or if a banking moratorium has been declared by either Federal, New York or Indiana authorities, or if there has occurred a material disruption in commercial banking or securities settlement or clearance services in the United States; (iv) if Preferred Stock is being offered and the rating assigned by any nationally recognized statistical rating organization to any preferred shares of the Company as of the date of the applicable Terms Agreement shall have been lowered since such date or if any such rating organization shall have publicly announced that it has placed any preferred shares or debt securities of the Company on what is commonly termed a "watch list" for possible downgrading; or (v) if the rating assigned by any nationally recognized statistical rating organization to any long-term debt securities of the Operating Partnership as of the date of the applicable Terms Agreement shall have been lowered since such date or if any such rating organization shall have publicly announced that it has placed any long-term debt securities of the Operating Partnership on what is commonly termed a "watch list" for possible downgrading. As used in this Section 9(a), the term "Prospectus" means the Prospectus in the form first used to confirm sales of the Underwritten Securities."

        Please accept this offer no later than 5 o'clock P.M. (New York City time) on January 9, 2003 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

Very truly yours,
BANC OF AMERICA SECURITIES LLC J.P. MORGAN SECURITIES INC. WACHOVIA SECURITIES, INC.
By:	J.P. MORGAN SECURITIES INC.
By:	/s/ CARL MEHLDAU For themselves and as Representatives of the other named Underwriters.
Accepted:
DUKE REALTY CORPORATION
By:	/s/ MATTHEW A. COHOAT Name: Matthew A. Cohoat Title: Senior Vice President and Corporate Controller
DUKE REALTY LIMITED PARTNERSHIP
By:	DUKE REALTY CORPORATION General Partner
By:	/s/ MATTHEW A. COHOAT Name: Matthew A. Cohoat Title: Senior Vice President and Corporate Controller

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  Exhibit 1.1